UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2018

PROTEOSTASIS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37695	20-8436652
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

80 Guest Street, Suite 500

Boston, MA 02135

(Address of principal executive offices, including zip code)

(617) 225-0096

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry Into a Material Definitive Agreement.

On December 13, 2018, Proteostasis Therapeutics, Inc. (the “Company”) entered into a Technology Transfer and License Agreement (the “Agreement”) with Genentech, Inc. (“Genentech”). Pursuant to the Agreement, the Company will grant to Genentech a worldwide, exclusive license for technology and materials relating to potential therapeutic small molecule modulators of an undisclosed target within the proteostasis network, which consists of more than 1,000 proteins organized into pathways that can be regulated or targeted by drugs (the “Rights”). Genentech is also entitled to sublicense the Rights. The Rights do not include cystic fibrosis transmembrane conductance regulator (CFTR) modulators and are unrelated to the Company’s investigational medicines or other ongoing research programs in cystic fibrosis.

In connection with the Agreement, the Company is eligible to receive an upfront payment and milestone payments in aggregate of approximately $100 million, subject to certain conditions being met in the case of the upfront payment and upon the achievement of specified development, regulatory and commercial milestones in the case of the milestone payments. In addition, Genentech is obligated to pay the Company tiered royalties in the low single-digits based on net sales of products covered by the licenses granted under the Agreement. The royalty term shall terminate on a product-by-product and country-by-country basis on the latest of (i) the ten (10) year anniversary of the first commercial sale of such product in such country, and (ii) the expiration of the last-to-expire licensed patent that covers such product in such country.

Either the Company or Genentech may terminate the Agreement for any material breach of the Agreement by the other party, if such breach is not cured within sixty (60) days of notice of such breach; provided, however, that if Genentech commits the breach and it solely relates to a product, the Company may only exclude such product from the scope of the license and the Company may not terminate the entire Agreement. Genentech may terminate the Agreement (i) in its entirety, in its sole discretion, upon thirty (30) days’ notice to the Company or (ii) in whole or in part upon the Company’s bankruptcy, insolvency, dissolution or winding up and any such event has continued for sixty (60) days undismissed, unbonded and undischarged.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which the Company intends to file in redacted form with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2018.

Item 7.01	Regulation FD Disclosures.

On December 17, 2018, the Company issued a press release announcing its entry into the Agreement with Genentech. A copy of the press release is being furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated December 17, 2018

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated December 17, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2018	PROTEOSTASIS THERAPEUTICS, INC.

	By:	/s/ Meenu Chhabra
Meenu Chhabra
President and Chief Executive Officer